EXHIBIT 23.1

TOTAL S.A.

Registered office: 2, place Jean Millier – La Défense 6 – 92400 Courbevoie – France

Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TOTAL S.A. 2009 and 2008 Stock Option Plans of our reports dated March 8, 2010, with respect to the consolidated balance sheets of TOTAL S.A. and its subsidiaries as of December 31, 2009, 2008 and 2007, and the related consolidated statements of income, consolidated statements of cash flows, consolidated statements of changes in shareholders’ equity and consolidated statements of comprehensive income for each of the three years in the period ended December 31, 2009 (our report thereon refers to the adoption by TOTAL S.A. in 2009 of the Accounting Standards Update No. 2010-03, Oil and Gas Reserve Estimation and Disclosures), and the effectiveness of TOTAL S.A. and its subsidiaries’ internal control over financial reporting, which reports appear in the Annual Report (Form 20-F) of TOTAL S.A. for the year ended December 31, 2009, filed with the Securities and Exchange Commission, and to the reference to our firms under the heading “Selected Financial Data” in this Annual Report.

KPMG Audit	ERNST & YOUNG Audit
A division of KPMG S.A.
Represented by	Represented by

/s/ Jay Nirsimloo	/s/ Laurent Vitse
Jay Nirsimloo	Laurent Vitse
Partner	Partner

Paris La Défense, October 8, 2010